UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                  Carter's, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    146229109
                                  (CUSIP Number)

                                  April 19, 2012
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 146229109


       1.    Names of Reporting Person

             Matrix Capital Management Company LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 2,975,000
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  2,975,000
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,975,000

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.05%

       12.   Type of Reporting Person

	     IA, OO

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                               CUSIP No. 146229109


       1.    Names of Reporting Person

             David E. Goel

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Canada

       		 5.  Sole Voting Power: 2,975,000
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  2,975,000
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,975,000

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.05%

       12.   Type of Reporting Person

	     IN
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Item 1. (a)  Name of Issuer:  Carter's, Inc.

        (b)  Address of Issuer's Principal Executive Offices:

	     The Proscenium
	     1170 Peachtree Street NE, Suite 900
	     Atlanta, Georgia 30309

Item 2. (a)  Name of Person Filing:

             Matrix Capital Management Company LLC
	     David E. Goel

        (b)  Address of Principal Business Offices:

	     Each of the Reporting Persons has its business address at:

	     Bay Colony Corporate Center
             1000 Winter Street, Suite 4610
             Waltham, MA 02451

        (c)  Citizenship:

             Matrix Capital Management Company LLC is organized under the laws of the State of Delaware.

	     David E. Goel is a Canadian citizen.

        (d)  Title of Class of Securities

             Common Stock, $0.01 par value

        (e)  CUSIP Number: 146229109

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

	(a)  [ ] Broker or dealer registered under Section 15 of the Act.

	(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

	(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)  [ ] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

	(k)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(K).


Item 4.  Ownership

         Matrix Capital Management Company LLC, in its capacity as an investment adviser, has the sole right to vote and dispose of the Issuer's Common Stock. David E. Goel is the Managing Member of Matrix Capital Management Company LLC. Matrix Capital Management Company LLC and Mr. Goel disclaim beneficial ownership of the Common Stock of the Issuer.

		(a) Amount beneficially owned:  2,975,000
		(b) Percent of class:  5.05%
		(c)(i) Sole power to vote or direct the vote: 2,975,000
		  (ii) Shared power to vote or direct the vote:  0
		 (iii) Sole power to dispose or direct the disposition: 2,975,000
		  (iv) Shared power to dispose or direct the disposition: 0

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 20, 2012
                                       Matrix Capital Management Company LLC

                                       By: /s/ David E. Goel
                                       --------------------------
                                       Name: David E. Goel
                                       Title: Managing Member


                                       By: /s/ David E. Goel
                                       --------------------------
                                       Name: David E. Goel


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Exhibit 1

				   AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, hereby agrees that only one statement containing the information required by Schedule 13G needs be filed with respect to the ownership by each of the undersigned of the shares of common stock of Carter's, Inc. and that the Schedule 13G to which this Agreement is appended as Exhibit 1 is to be filed with the Securities and Exchange Commission on behalf of each of the undersigned on or about the date hereof.


Date:  April 20, 2012
                                       Matrix Capital Management Company LLC

                                       By: /s/ David E. Goel
                                       --------------------------
                                       Name: David E. Goel
                                       Title: Managing Member


                                       By: /s/ David E. Goel
                                       --------------------------
                                       Name: David E. Goel